300 -1055 W. Hastings Street

Vancouver, BC, Canada V6E 2S9

Phone: 604.685.5492 Fax: 604.685.2536

www.buffalogold.ca

FOR IMMEDIATE RELEASE

BUFFALO INTERSECTS COPPER-GOLD MINERALISATION

ON THE RED PROPERTY

Vancouver, B.C, January 6, 2006 - Buffalo Gold Ltd. (TSX-V: BUF.U) is pleased to announce drill results from its Phase I drill program on the Red Property in northern British Columbia. The Red Property is a copper-gold porphyry prospect within the northwest trending Quesnel terrane of the Intermontane Belt of northern British Columbia, Canada, approximately forty kilometres southeast of Northgate’s Kemess Mine.

The Phase I drill program consisted of four drill holes totalling 626 metres.  Three separate targets were tested during the program.

Drill hole R05-01 (042az/-55dip) was collared to test a coincident I.P. chargeability anomaly and copper in soil geochemical anomaly approximately 150 metres west of drill hole R04-14, drilled in 2004 which intersected 36.5 metres at 0.26% copper and 0.12 g/t Au.  Drill hole R05-01 intersected alteration and mineralization similar to that seen in R04-14 but the visible chalcopyrite content was somewhat less.  Hole R05-01 returned the following significant intervals;

Hole	From	To	Interval* (metres)	Cu (%)	Au (ppb)
R05-01	5.6	21.6	16.0	0.20	98
	86.6	145.7	59.1	0.14	79
	166.8	177.8	11.0	0.13	50

*There is insufficient information to determine whether intervals represent true widths

Drill Hole R05-02 (042az/-55dip) was collared to test a northwest trending gold and copper MMI anomaly which lies immediately south of and sub-parallel to the main trend of copper mineralization in the Main Target Area (See Buffalo Gold Ltd. Press Release, April 18, 2005). Hole R05-02 returned the following significant intervals:

Hole	From	To	Interval* (metres)	Cu (%)	Au (ppb)
R05-02	13.1	22.7	9.6	0.085	50

*There is insufficient information to determine whether intervals represent true widths

Drill Holes R05-03 (230az/-55dip) and R05-04 (042az/-45dip) were collared to test the southwest trending contact zone between ultramafic intrusive unit to the southwest and dioritic intrusive and Takla volcanic rocks to the northeast. Both holes were collared from the same site immediately south of the contact zone.

Hole R05-03 was drilled to the southwest into the ultramafic unit and intersected anomalous intervals of nickel values (605 ppm Ni over 24.5 metres and 884 ppm Ni over 13.7 metres).

Hole R05-04 was drilled to the northeast through the contact zone and into the dioritic intrusives and Takla volcanic rocks.  The contact zone was intersected at 23.8 metres and consisted of a 10-metre wide mylonitised zone. From this contact zone a thick sequence of altered, mineralized and variably porphyritic dioritic and andesitic rocks was present and the hole terminated at 143.26 metres still in copper mineralization.  The  following significant intervals were intersected:

Hole	From	To	Interval* (metres)	Cu (%)	Au (ppb)
R05-04	33.5	56.0	22.5	0.11	24
	65.0	112.9	47.9	0.16	45
	115.8	124.8	9.0	0.53	266
	128.2	143.26 (eoh)	15.0	0.17	60

*There is insufficient information to determine whether intervals represent true widths

The narrow unmineralized intervals between the reported mineralized intervals above correlated with porphyritic diorite dykes.

The 2005 drill program at the Red Property was completed under the supervision of Dean Besserer P. Geo. of Apex Geoscience Ltd. All drill core was split on site and a split half of the entire drill core was shipped to TSL Laboratories of Saskatoon, Saskatchewan for analyses.  Check analyses were performed on 5% of the core by ALS Chemex in Vancouver.  Both TSL Laboratories and ALS Chemex perform repeat and standard analyses as part of their in-house QA/QC program. The technical content presented in this release was compiled and reviewed by Douglas Turnbull, P. Geo., a qualified person as defined in National Instrument 43-101.

Buffalo has been granted an option to acquire a 60% interest in the Red Property. The Red Property is presently held under option by Gitennes Exploration Inc. that can acquire a 100% interest in the Red Property, subject to a 1.5% net smelter return royalty.

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

“John V. Tully”

_________________________________

John V. Tully, President

About BUF.U:

Buffalo Gold Ltd., headquartered in Vancouver, Canada is actively engaged in exploring and developing mineral properties globally. Management is dedicated to maximising shareholder value through growth strategies that emphasise careful opportunity assessment and vigilant project management.

To find out more about Buffalo Gold Ltd. (TSX-V: BUF.U) please visit our website at www.buffalogold.ca

For further information please contact:

Julie Hajduk, Investor Relations

Tel: 604.685.5492

E-mail: julie@buffalogold.ca

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